Exhibit 99.1
P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax: (804) 254-3584
______________________________________________________________________________________________________
P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	4:16 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com
Universal Corporation Reports First Quarter Results
Richmond, VA August 3, 2022/ PRNEWSWIRE
___________________________________________________________________________________

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), stated, “We are pleased with our start to fiscal year 2023. In the quarter ended June 30, 2022, we continued to effectively navigate increased costs, particularly rising prices for green leaf tobacco, and shipping constraints. We succeeded in getting a significant amount of carryover tobacco shipped out of Brazil, and our plant-based ingredients platform continued to exceed our expectations.

“Results for our Tobacco Operations segment were down modestly in the quarter ended June 30, 2022, compared to the quarter ended June 30, 2021, largely on unfavorable foreign currency comparisons due to the strong U.S. dollar. Demand for leaf tobacco remains strong, and flue-cured, burley, oriental, and wrapper tobacco remain in an undersupply position. We are also anticipating a reduction in African burley tobacco crop sizes due to weather conditions there. While we were able to ship a greater amount of carryover tobacco out of Brazil in the quarter ended June 30, 2022, compared to the quarter ended June 30, 2021, we continue to face a challenging logistical environment. We are also continuing to see increased costs for leaf tobacco across virtually all markets.

“Our Ingredients Operations segment performed well in the first quarter of fiscal year 2023. Sales for all of our businesses in this segment were up in the quarter ended June 30, 2022, compared to the quarter ended June 30, 2021, with strong volumes for both human and pet food product categories. In our Ingredients Operations segment, we are also seeing rising costs for raw materials and the impact of higher freight costs. Synergies captured across the plant-based ingredients platform continue to make good progress. Our businesses are working together on new product development and strategies to serve the platform’s diverse customers which utilize our portfolio of plant-based ingredients and botanical extracts
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Universal Corporation

and flavorings offerings. Results for the Ingredients Operations segment for the quarter ended June 30, 2022, include our October 2021 purchase of Shank’s Extracts, LLC (“Shank’s”).

“Our elevated borrowing levels reflect our acquisition of Shank’s as well as higher tobacco inventory levels, largely due to higher green leaf tobacco prices and tobacco shipment timing. We expect our seasonal borrowing levels to decrease in the second half of our fiscal year in line with our tobacco crop shipments, which are weighted to that period.

“At Universal, we are committed to providing transparency around our sustainability efforts and goals. We recently completed our submission to the global non-profit organization CDP regarding climate change, forestry, and water risk to provide more information on our achievements in these areas to our stakeholders. We are also excited to announce that we have engaged a third party to aid in analyzing and communicating our climate change policy as well as to provide independent, third party verification of our results.”

FINANCIAL HIGHLIGHTS
	Three Months Ended June 30,		Change
(in millions of dollars, except per share data)	2022	2021	$	%

Consolidated Results
Sales and other operating revenue	$429.8	$350.0	$79.8	23%
Cost of goods sold	$350.1	$287.6	$62.5	22%
Gross Profit Margin	18.5%	17.8%		70 bps
Selling, general and administrative expenses	$66.5	$49.8	$16.6	33%
Restructuring and impairment costs	$—	$2.0	$(2.0)	(100)%
Operating income (as reported)	$13.3	$10.6	$2.7	25%
Adjusted operating income (non-GAAP)*	$13.3	$12.6	$0.6	5%
Diluted earnings per share (as reported)	$0.27	$0.26	$0.01	4%
Adjusted diluted earnings per share (non-GAAP)*	$0.25	$0.30	$(0.05)	(17)%
Segment Results
Tobacco operations sales and other operating revenues	$348.1	$293.8	$54.2	18%
Tobacco operations operating income	$8.1	$8.9	$(0.8)	(9)%
Ingredients operations sales and other operating revenues	$81.8	$56.2	$25.6	46%
Ingredient operations operating income	$4.6	$4.3	$0.2	6%
*See Reconciliation of Certain Non-GAAP Financial Measures in Other Items below.

Net income for the quarter ended June 30, 2022, was $6.8 million, or $0.27 per diluted share, compared with $6.4 million, or $0.26 per diluted share, for the quarter ended June 30, 2021. Excluding restructuring and impairment costs and certain other non-recurring items, detailed in Other Items below, net income and diluted earnings per share decreased by $1.2 million and $0.05, respectively, for the quarter ended June 30, 2022, compared to the quarter ended June 30, 2021. Operating income of $13.3 million for the quarter ended June 30, 2022, increased by $2.7 million, compared to operating income of $10.6 million for the quarter ended June 30, 2021. Adjusted operating income, detailed in Other Items below, of $13.3 million increased by $0.6 million for the first quarter of fiscal year 2023, compared to adjusted operating income of $12.6 million for the first quarter of fiscal year 2022.

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Universal Corporation

Consolidated revenues increased by $79.8 million to $429.8 million for the three months ended June 30, 2022, compared to the same period in fiscal year 2022, on higher carryover tobacco sales volumes and prices as well as the addition of Shank’s in October 2021 in the Ingredients Operations segment.

TOBACCO OPERATIONS
The first fiscal quarter is historically a slow quarter for our tobacco businesses. Operating income for the Tobacco Operations segment decreased by $0.8 million to $8.1 million for the quarter ended June 30, 2022, compared with the quarter ended June 30, 2021. Although tobacco sales volumes were up modestly, Tobacco Operations segment results were down largely on unfavorable foreign currency comparisons due to the strong U.S. dollar in the quarter ended June 30, 2022, compared to the same quarter in the prior fiscal year. Carryover crop shipments were higher in Brazil in the quarter ended June 30, 2022, compared to the same quarter in the prior fiscal year, largely due to increased shipping availability. In Africa, carryover shipments were down in the quarter ended June 30, 2022, compared to the quarter ended June 30, 2021, on smaller crops grown in fiscal year 2022. Selling, general, and administrative expenses for the Tobacco Operations segment were higher in the quarter ended June 30, 2022, compared to June 30, 2021, primarily on unfavorable foreign currency comparisons. Revenues for the Tobacco Operations segment of $348.1 million for the quarter ended June 30, 2022, were up $54.2 million, compared to the same period in the prior fiscal year, on higher tobacco sales volumes and prices.

INGREDIENTS OPERATIONS
Operating income for the Ingredients Operations segment was $4.6 million for the quarter ended June 30, 2022, compared to $4.3 million for the quarter ended June 30, 2021. Results for the segment improved year-over-year on the inclusion of the October 2021 Shank’s acquisition. Sales for all of our businesses in this segment were up in the quarter ended June 30, 2022, compared to the quarter ended June 30, 2021, with continued strong volumes for both human and pet food product categories. Selling, general, and administrative expenses for this segment increased in the quarter ended June 30, 2022, compared to the same quarter in the prior fiscal year, on the addition of Shank’s as well as higher labor costs. In the quarter ended June 30, 2022, the allocation of corporate overhead charges to the Ingredients Operations segment was also up, compared to the quarter ended June 30, 2021. Revenues for the Ingredients Operations segment of $81.8 million for the quarter ended June 30, 2022, were up $25.6 million compared to the quarter ended June 30, 2021, largely on the addition of the revenues for Shank’s as well as higher sales volumes and prices.

OTHER ITEMS

Cost of goods sold in the quarter ended June 30, 2022, increased by 22% to $350.1 million, compared with the same period in the prior fiscal year, consistent with the similar percentage increase in revenues for the current period. Selling, general, and administrative costs for the quarter ended June 30, 2022, increased by $16.6 million to $66.5 million, compared to the same period in the prior fiscal year, primarily on additional costs from the acquisition of Shank’s in the Ingredients Operations segment and unfavorable foreign currency comparisons as well as inflationary increases in compensation and travel costs. Unfavorable foreign currency comparisons were approximately $6.6 million in the quarter ended June 30, 2022, compared to the quarter ended June 30, 2021. Interest expense for the quarter ended June 30, 2022, increased by $0.5 million to $6.7 million on increased costs from higher debt balances and interest rates, partially offset by a $1.8 million interest expense accrual reversal related to the sale of our previously idled operations in Tanzania.

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Universal Corporation

For the three months ended June 30, 2022, the Company’s consolidated effective income tax rate on pre-tax income was 54.6%. The consolidated effective income tax rate for the three months ended June 30, 2022 was affected by the sale of our idled Tanzania operations which resulted in $1.1 million of additional income taxes. Without this item, the consolidated effective income tax rate for the three months ended June 30, 2022 would have been approximately 36.2%. Additionally, the sale of our idled Tanzania operations resulted in a $1.8 million reduction to consolidated interest expense related to an uncertain tax position.

For the three months ended June 30, 2021, the Company’s effective tax rate on pre-tax income was 23.7%.

Reconciliation of Certain Non-GAAP Financial Measures

The following tables set forth certain non-recurring items included in reported results to reconcile adjusted operating income to consolidated operating income and adjusted net income to net income attributable to Universal Corporation:

Adjusted Operating Income Reconciliation
	Three Months Ended June 30,
(in thousands)	2022	2021
As Reported: Consolidated operating income	$13,266	$10,605
Restructuring and impairment costs(1)	—	2,024
Adjusted operating income	$13,266	$12,629

Adjusted Net Income and Diluted Earnings Per Share
(in thousands and reported net of income taxes)	Three Months Ended June 30,
	2022	2021
As Reported: Net income available to Universal Corporation	$6,830	$6,357
Restructuring and impairment costs(1)	—	1,005
Interest expense reversal on uncertain tax position and income tax from sale of operations in Tanzania	(684)	—
Adjusted net income available to Universal Corporation	$6,146	$7,362

As reported: Diluted earnings per share	$0.27	$0.26
As adjusted: Diluted earnings per share	$0.25	$0.30
(1)Restructuring and impairment costs are included in Consolidated operating income in the consolidated statements of income, but excluded for purposes of Adjusted operating income, Adjusted net income available to Universal Corporation, and Adjusted diluted earnings per share.

COVID-19 PANDEMIC IMPACT

On March 11, 2020, the World Health Organization declared the coronavirus (“COVID-19”) a pandemic. Foreign governmental organizations and governmental organizations in the United States have taken various actions to combat the spread of COVID-19 and its subsequent variants, including imposing stay-at-home orders, closing “non-essential” businesses and their operations, and restricting international travel. We continue to closely monitor developments related to the COVID-19 pandemic and have taken
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Universal Corporation

and continue to take steps intended to mitigate the potential risks and impacts to us. It is paramount that our employees who operate our businesses are safe and informed. We have assessed and regularly update our existing business continuity plans for our business in the context of this pandemic. For example, we took precautions during the pandemic with regard to employee and facility hygiene, imposed travel limitations on our employees, implemented work-from-home procedures, and we continue to assess and reevaluate protocols designed to protect our employees, customers and the public.

We continue to work with our suppliers to mitigate the impacts to our supply chain due to the pandemic. To date, we have not experienced a material impact to our supply chain, although the COVID-19 pandemic resulted in delays in certain operations during fiscal year 2021. Since March 2020, we have at times also experienced increased volatility in foreign currency exchange rates, which we believe has in part related to the uncertainties from COVID-19, as well as actions taken by governments and central banks in response to COVID-19. We are currently seeing and monitoring some logistical constraints around worldwide vessel and container availability and increased costs stemming from the COVID-19 pandemic.

We believe we currently have sufficient liquidity to meet our current obligations and our business operations remain fundamentally unchanged other than shipping delays, which could continue to impact quarterly comparisons. This remains, however, a rapidly evolving situation, and we cannot predict the extent, resurgence, or duration of the COVID-19 pandemic, the effects of it on the global, national or local economy, including the impacts on our ability to access capital, or its effects on our business, financial position, results of operations, and cash flows. We continue to monitor developments affecting our employees, customers and operations. We will take additional steps and reevaluate current protocols to address the spread of COVID-19 and its impacts, as necessary, and remain thankful for the hard work of our employees and the continued support of our customers, growers, and other partners during these challenging times.

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Universal Corporation

Additional information
Amounts described as net income (loss) and earnings (loss) per diluted share in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries. Adjusted operating income (loss), adjusted net income (loss) attributable to Universal Corporation, adjusted diluted earnings (loss) per share, and the total for segment operating income (loss) referred to in this discussion are non-GAAP financial measures. These measures are not financial measures calculated in accordance with GAAP and should not be considered as substitutes for operating income (loss), net income (loss) attributable to Universal Corporation, diluted earnings (loss) per share, cash from operating activities or any other operating or financial performance measure calculated in accordance with GAAP, and may not be comparable to similarly-titled measures reported by other companies. A reconciliation of adjusted operating income (loss) to consolidated operating (income), adjusted net income (loss) attributable to Universal Corporation to consolidated net income (loss) attributable to Universal Corporation and adjusted diluted earnings (loss) per share to diluted earnings (loss) per share are provided in Other Items above. In addition, we have provided a reconciliation of the total for segment operating income (loss) to consolidated operating income (loss) in Note 3 "Segment Information" to the consolidated financial statements. Management evaluates the consolidated Company and segment performance excluding certain significant charges or credits. We believe these non-GAAP financial measures, which exclude items that we believe are not indicative of our core operating results, provide investors with important information that is useful in understanding our business results and trends.

This release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding financial condition, results of operation, and future business plans, operations, opportunities, and prospects for its performance are forward-looking statements based upon management’s current knowledge and assumptions about future events, and involve risks and uncertainties that could cause actual results, performance, or achievements to be materially different from any anticipated results, prospects, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, impacts of the COVID-19 pandemic; success in pursuing strategic investments or acquisitions and integration of new businesses and the impact of these new businesses on future results; product purchased not meeting quality and quantity requirements; reliance on a few large customers; its ability to maintain effective information technology systems and safeguard confidential information; anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; government regulation and other stakeholder expectations; economic and political conditions in the countries in which we and our customers operate, including the ongoing impacts from the conflict in Ukraine; product taxation; industry consolidation and evolution; changes in exchange rates and interest rates; impacts of regulation and litigation on its customers; industry-specific risks related to its plant-based ingredient businesses; exposure to certain regulatory and financial risks related to climate change; changes in estimates and assumptions underlying its critical accounting policies; the promulgation and adoption of new accounting standards, new government regulations and interpretation of existing standards and regulations; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties, and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2022, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the year ended March 31, 2022. The Company cautions investors not to place undue reliance on any forward-looking statements as these statements speak only as of the date when made, and it undertakes no obligation to update any forward-looking statements made.

At 5:00 p.m. (Eastern Time) on August 3, 2022, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site through November 3, 2022. A taped replay of the call will be available through August 16, 2022, by dialing (866) 813-9403. The confirmation number to access the replay is 516295.

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Universal Corporation

Universal Corporation (NYSE: UVV), headquartered in Richmond, Virginia, is a global business-to-business agri-products supplier to consumer product manufacturers, operating in over 30 countries on five continents. We strive to be the supplier of choice for our customers by leveraging our farmer base, our commitment to a sustainable supply chain, and our ability to provide high-quality, customized, traceable, value-added agri-products essential for our customers’ requirements. We find innovative solutions to serve our customers and have been meeting their agri-product needs for more than 100 years. Our principal focus since our founding in 1918 has been tobacco, and we are the leading global leaf tobacco supplier. Through our plant-based ingredients platform, we provide a variety of value-added manufacturing processes to produce high-quality, specialty vegetable- and fruit-based ingredients as well as botanical extracts and flavorings for the food and beverage end markets. For more information, visit www.universalcorp.com.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except per share data)

	Three Months Ended June 30,
	2022	2021
	(Unaudited)
Sales and other operating revenues	$429,822	$350,029
Costs and expenses
Cost of goods sold	350,104	287,556
Selling, general and administrative expenses	66,452	49,844
Restructuring and impairment costs	—	2,024
Operating income	13,266	10,605
Equity in pretax earnings (loss) of unconsolidated affiliates	(553)	609
Other non-operating income (expense)	(62)	48
Interest income	237	73
Interest expense	6,724	6,208
Income before income taxes and other items	6,164	5,127
Income taxes	3,363	1,215
Net income	2,801	3,912
Less: net loss (income) attributable to noncontrolling interests in subsidiaries	4,029	2,445
Net income attributable to Universal Corporation	$6,830	$6,357

Earnings per share:
Basic	$0.28	$0.26
Diluted	$0.27	$0.26

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	June 30,	June 30,	March 31,
	2022	2021	2022
	(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$86,566	$84,688	$81,648
Accounts receivable, net	319,114	279,900	385,437
Advances to suppliers, net	99,875	70,377	129,838
Accounts receivable—unconsolidated affiliates	48,512	52,047	4,540
Inventories—at lower of cost or net realizable value:
Tobacco	1,080,362	874,381	822,513
Other	198,966	140,249	194,161
Prepaid income taxes	11,370	17,804	13,095
Other current assets	90,380	85,016	116,779
Total current assets	1,935,145	1,604,462	1,748,011

Property, plant and equipment
Land	23,872	23,439	23,959
Buildings	294,179	293,734	293,935
Machinery and equipment	669,967	661,753	668,451
	988,018	978,926	986,345
Less accumulated depreciation	(642,918)	(627,279)	(641,227)
	345,100	351,647	345,118
Other assets
Operating lease right-of-use assets	41,099	31,281	40,243
Goodwill, net	213,902	173,041	213,998
Other intangibles, net	89,352	69,905	92,571
Investments in unconsolidated affiliates	75,188	85,064	81,006
Deferred income taxes	14,532	18,013	11,616
Pension asset	12,704	11,764	12,667
Other noncurrent assets	52,356	50,916	41,115
	499,133	439,984	493,216

Total assets	$2,779,378	$2,396,093	$2,586,345

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	June 30,	June 30,	March 31,
	2022	2021	2022
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable and overdrafts	$454,659	$153,337	$182,639
Accounts payable and accrued expenses	235,618	158,013	272,042
Accounts payable—unconsolidated affiliates	88	18	5,308
Customer advances and deposits	19,438	9,307	13,724
Accrued compensation	15,933	18,576	27,281
Income taxes payable	5,708	5,919	7,427
Current portion of operating lease liabilities	10,568	7,998	10,303
Current portion of long-term debt	—	—	—
Total current liabilities	742,012	353,168	518,724

Long-term debt	518,798	518,297	518,547
Pensions and other postretirement benefits	51,528	55,622	52,890
Long-term operating lease liabilities	28,727	20,826	29,617
Other long-term liabilities	30,024	59,815	34,464
Deferred income taxes	48,230	46,810	47,334
Total liabilities	1,419,319	1,054,538	1,201,576

Shareholders’ equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—	—
Common stock, no par value, 100,000,000 shares authorized 24,605,889 shares issued and outstanding at June 30, 2022 (24,577,254 at June 30, 2021 and 24,550,019 at March 31, 2022)	332,520	327,471	330,662
Retained earnings	1,081,309	1,074,586	1,094,192
Accumulated other comprehensive loss	(88,066)	(98,232)	(84,311)
Total Universal Corporation shareholders' equity	1,325,763	1,303,825	1,340,543
Noncontrolling interests in subsidiaries	34,296	37,730	44,226
Total shareholders' equity	1,360,059	1,341,555	1,384,769

Total liabilities and shareholders' equity	$2,779,378	$2,396,093	$2,586,345

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	Three Months Ended June 30,
	2022	2021
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,801	$3,912
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation and amortization	14,129	12,058
Net provision for losses (recoveries) on advances to suppliers	(42)	(328)
Foreign currency remeasurement (gain) loss, net	(968)	506
Foreign currency exchange contracts	9,920	1,127
Restructuring and impairment costs	—	2,024
Restructuring payments	—	(1,776)
Other, net	7,001	(2,726)
Changes in operating assets and liabilities, net	(258,612)	(141,720)
Net cash provided (used) by operating activities	(225,771)	(126,923)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(15,070)	(14,428)
Proceeds from sale of business, net of cash held by the business	1,168	—
Proceeds from sale of property, plant and equipment	292	1,589
Net cash used by investing activities	(13,610)	(12,839)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of short-term debt, net	271,663	49,439
Dividends paid to noncontrolling interests	(5,145)	(980)
Dividends paid on common stock	(19,155)	(18,876)
Other	(1,892)	(2,432)
Net cash provided (used) by financing activities	245,471	27,151

Effect of exchange rate changes on cash, restricted cash and cash equivalents	(1,172)	78
Net decrease in cash, restricted cash and cash equivalents	4,918	(112,533)
Cash, restricted cash and cash equivalents at beginning of year	87,648	203,221

Cash, restricted cash and cash equivalents at end of period	$92,566	$90,688

Supplemental Information:
Cash and cash equivalents	$86,566	$84,688
Restricted cash (Other noncurrent assets)	6,000	6,000
Total cash, restricted cash and cash equivalents	$92,566	$90,688

See accompanying notes.
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Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, which together with its subsidiaries is referred to herein as “Universal” or the “Company,” is a global business-to-business agri-products supplier to consumer product manufacturers. The Company is the leading global leaf tobacco supplier and provides high-quality plant-based ingredients to food and beverage end markets. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2022.

NOTE 2.   EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended June 30,
(in thousands, except share and per share data)	2022	2021

Basic Earnings Per Share
Numerator for basic earnings per share
Net income attributable to Universal Corporation	$6,830	$6,357

Denominator for basic earnings per share
Weighted average shares outstanding	24,769,015	24,694,489

Basic earnings per share	$0.28	$0.26

Diluted Earnings Per Share
Numerator for diluted earnings per share
Net income attributable to Universal Corporation	$6,830	$6,357

Denominator for diluted earnings per share:
Weighted average shares outstanding	24,769,015	24,694,489
Effect of dilutive securities
Employee and outside director share-based awards	166,539	157,662
Denominator for diluted earnings per share	24,935,554	24,852,151

Diluted earnings per share	$0.27	$0.26

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Universal Corporation

NOTE 3. SEGMENT INFORMATION

The Company conducts operations across two reportable operating segments, Tobacco Operations and Ingredients Operations.
The Tobacco Operations segment activities involve selecting, procuring, processing, packing, storing, shipping, and financing leaf tobacco for sale to, or for the account of, manufacturers of consumer tobacco products throughout the world. Through various operating subsidiaries located in tobacco-growing countries around the world and significant ownership interests in unconsolidated affiliates, the Company processes and/or sells flue-cured and burley tobaccos, dark air-cured tobaccos, and oriental tobaccos. Flue-cured, burley, and oriental tobaccos are used principally in the manufacture of cigarettes, and dark air-cured tobaccos are used mainly in the manufacture of cigars, pipe tobacco, and smokeless tobacco products. Some of these tobacco types are also increasingly used in the manufacture of non-combustible tobacco products that are intended to provide consumers with an alternative to traditional combustible products. The Tobacco Operations segment also provides physical and chemical product testing and smoke testing for tobacco customers. A substantial portion of the Company’s Tobacco Operations' revenues are derived from sales to a limited number of large, multinational cigarette and cigar manufacturers.
The Ingredients Operations segment provides its customers with a broad variety of plant-based ingredients for both human and pet consumption. The Ingredients Operations segment utilizes a variety of value-added manufacturing processes converting raw materials into a wide spectrum of fruit and vegetable juices, concentrates, dehydrated products, flavors, and botanical extracts. Customers for the Ingredients Operations segment include large multinational food and beverage companies, smaller independent manufacturers, and retail organizations. FruitSmart, Silva, and Shank's are the primary operations for the Ingredients Operations segment. FruitSmart manufactures fruit and vegetable juices, purees, concentrates, essences, fibers, seeds, seed oils, and seed powders. Silva is primarily a dehydrated product manufacturer of fruit and vegetable based flakes, dices, granules, powders, and blends. Shank's manufactures flavors and botanical extracts and also offers bottling and custom packaging for customers.
The Company currently evaluates the performance of its segments based on operating income after allocated overhead expenses, plus equity in the pretax earnings of unconsolidated affiliates. Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income and comprehensive income were as follows:

	Three Months Ended June 30,
(in thousands of dollars)	2022	2021

SALES AND OTHER OPERATING REVENUES
Tobacco Operations	$348,063	$293,843
Ingredients Operations	81,759	56,186
Consolidated sales and other operating revenues	$429,822	$350,029

OPERATING INCOME
Tobacco Operations	$8,116	$8,889
Ingredients Operations	4,597	4,349
Segment operating income	12,713	13,238
Deduct: Equity in pretax (earnings) loss of unconsolidated affiliates (1)	553	(609)
Restructuring and impairment costs (2)	—	(2,024)
Consolidated operating income	$13,266	$10,605

(1)Equity in pretax earnings (loss) of unconsolidated affiliates is included in segment operating income (Tobacco Operations), but is reported below consolidated operating income and excluded from that total in the consolidated statements of income and comprehensive income.
(2)Restructuring and impairment costs are excluded from segment operating income, but are included in consolidated operating income in the consolidated statements of income and comprehensive income.
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